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                                                Filed pursuant to Rule 424(b)(3)
                                                             File No. 333-123400


PROSPECTUS

                        16,758,690 SHARES OF COMMON STOCK

                           MARKLAND TECHNOLOGIES, INC.

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      This prospectus relates to the resale, from time to time, of up to
16,758,690 shares of our common stock by the stockholders referred to throughout this prospectus as "selling stockholders." 6,826,780 shares of our common stock offered in this prospectus are currently outstanding, and 9,931,910 shares of our common stock are issuable upon the exercise of warrants.

      The selling stockholders may sell the common stock being offered by this prospectus from time to time (directly or through agents or dealers) on terms to be determined at the time of sale. The prices at which the selling stockholders may sell their shares may be determined by the prevailing market price for the shares or in negotiated transactions.

      The selling stockholders will receive all of the proceeds from the sales made under this prospectus. Accordingly, we will receive no part of the proceeds from sales made under this prospectus. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

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      Our common stock is quoted on the OTC Bulletin Board by the National
Association of Securities Dealers, Inc. under the symbol "MRKL.OB." On April 6, 2005, the last reported sale price of our common stock on the OTC Bulletin Board was $0.23 per share.

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          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK SEE RISK
            FACTORS BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

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      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                    The date of this prospectus is April 12, 2005

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